DNB Financial Corporation


                                  NEWS RELEASE
For further information, please contact:
Bruce Moroney
CFO/ Senior Vice President
610-873-5253                                               FOR IMMEDIATE RELEASE


                            DNB Financial Corporation
                     Reports Earnings for the Third Quarter

(October 24, 2002 -- Downingtown, PA) DNB Financial Corporation, parent of the Downingtown National Bank, today reported a profit of $729,801 or $0.41 per share, for the third quarter of 2002. This compares to a profit of $612,019, or $0.34 per share, for the third quarter of 2001. For the nine months ended September 30, 2002, earnings were $2,076,160, or $1.16 per share, compared to a profit of $1,824,900, or $1.02 per share for the first nine months of 2001. All per share amounts are presented on a diluted basis and have been restated to reflect the 5% stock dividend paid on December 27, 2001. Return on average equity and assets for the third quarter of 2002 were 11.13% and 0.76%, compared to 9.66% and 0.65% for the same period in 2001.

     Commenting on earnings, Henry F. Thorne, President and Chief Executive Officer of Downingtown National Bank stated: "I am pleased that our earnings have continued to grow, despite the weak economic climate. Our net interest income increased $195,000 to $3.1 million during the quarter, compared to the same quarter last year. Non-interest income increased $127,000, or 21.8% to $709,000 for the same comparative periods, while non-interest expenses increased $217,000, or 8.3% to $2.8 million. Although net interest income is higher during both the three and nine month periods ended September 30, 2002, DNB like many banks, continues to experience pressure on our margins caused by heavy payoffs in our consumer loan and mortgage backed securities portfolios as consumers continue to take advantage of historically low rates and refinance their mortgages."

The Bank's total assets were $384.5 million at September 30, 2002, up 0.78% from a year ago. Total deposits and borrowings were $356.5 million, up 0.65% from September 30, 2001. Total loans at September 30, 2002 were $193.5 million, up 1% compared to the same period last year. At September 30, 2002, stockholders' equity totaled $26.3 million.

Certain statements in this report, including any which are not statements of historical fact, may constitute "forward looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act.
Without limiting the foregoing, the words "expect", "anticipate", "plan", "believe", "seek", "estimate", "predict", "internal" and similar words are intended to identify expressions that may be forward-looking statements. Forward-looking statements involve certain risks and uncertainties, and actual results may differ materially from those contemplated by such statements. Many of these factors are beyond DNB's ability to control or predict. Readers of this report are accordingly cautioned not to place undue reliance on forward-looking statements. DNB disclaims any intent or obligation to update publicly any of the forward-looking statements herein, whether in response to new information, future events or otherwise.

DNB Financial Corporation is a bank holding company whose bank subsidiary, Downingtown National Bank, is a commercial bank and a member of the FDIC. The Bank, headquartered in Downingtown, Chester County, Pennsylvania, has nine (9) full service offices. Through DNB Advisors, Downingtown National Bank provides wealth management and trust services to individuals and businesses throughout Chester County. The Bank and its subsidiary, DNB Financial Services, Inc., make available certain nondepository products and services, such as securities brokerage, mutual funds, life insurance and annuities. Customers may also visit us on our website at http://www.dnb4you.com.

Inquiries regarding the purchase of DNB Financial Corporation stock may be made through the market makers listed on our website at http://www.dnb4you.com.

                            DNB Financial Corporation
                         Summary of Financial Statistics
                  (Dollars in thousands, except per share data)

                                        Three Months             Nine Months
                                          Ended                     Ended
                                        September 30             September 30
--------------------------------------------------------------------------------
                                          2002     2001          2002       2001
                                        ------   ------       -------    -------


  EARNINGS:
  Total interest income                 $5,430   $6,093       $16,531    $18,492
  Total interest expense                 2,347    3,205         7,209     10,187
  Net interest income                    3,083    2,888         9,322      8,305
  Provision for loan losses                  0        0             0          0
  Non-interest income                      709      582         1,882      1,565
  Non-interest expense                   2,826    2,609         8,534      7,301
  Income before income taxes               966      861         2,670      2,569
  Income tax expense                       236      249           594        744
  Net income                               730      612         2,076      1,825
  Net income per share, diluted*         $0.41    $0.34         $1.16      $1.02


  PERFORMANCE RATIOS:
  Interest rate spread                   3.39%    3.19%         3.46%      3.17%
  Net interest margin                    3.43%    3.25%         3.50%      3.24%
  Return on average equity              11.13%    9.66%        10.94%     10.01%
  Return on average assets               0.76%    0.65%         0.73%      0.67%


                                                           September 30
--------------------------------------------------------------------------
                                          2002     2001
                                        --------  -------


  FINANCIAL POSITION:
  Total assets                        $384,520   $381,549
  Loans                                193,503    191,761
  Deposits                             287,793    293,481
  Borrowings                            68,730     60,737
  Stockholders' equity                  26,326     25,452

  EQUITY RATIOS:
  Tier 1 leverage ratio                  8.18%      8.08%
  Risk-based capital ratio              13.60%     12.73%
  Book value per share*                 $15.12     $14.32




* All per share amounts have been restated to reflect the 5% stock dividend paid December 27, 2001.